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                                                                    EXHIBIT 23.2

                                [KPMG LETTERHEAD]


                         Independent Auditors' Consent

The Board of Directors
Dell Webb Corporation:

We consent to incorporation by reference in the registration statement on Form S-4 of Pulte Homes, Inc., dated June 7, 2001, of our report dated August 18, 2000, relating to the consolidated balance sheets of Del Webb Corporation and subsidiaries as of June 30, 2000 and 1999, and the related consolidated statement of earnings, shareholders' equity and cash flows for each of the years in the three-year period ended June 30, 2000, which report appears in the June 30, 2000 annual report on Form 10-K of Del Webb Corporation.

We also consent to the reference to our firm under the heading "Experts" in the registration statement.


                                  /s/ KPMG LLP

Phoenix, Arizona
June 6, 2001